Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
November 6, 2025	Ivan Marcuse
The Woodlands, TX	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2025 Earnings

Third Quarter Highlights

•	Third quarter 2025 net loss attributable to Huntsman of $25 million compared to a net loss of $33 million in the prior year period; third quarter 2025 diluted loss per share of $0.14 compared to diluted loss per share $0.19 in the prior year period.

•	Third quarter 2025 adjusted net loss attributable to Huntsman of $5 million compared to adjusted net income of $17 million in the prior year period; third quarter 2025 adjusted diluted loss per share of $0.03 compared to adjusted diluted income per share of $0.10 in the prior year period.

•	Third quarter 2025 adjusted EBITDA of $94 million compared to $131 million in the prior year period.

•	Third quarter 2025 net cash provided by operating activities from continuing operations was $200 million. Free cash flow from continuing operations was $157 million for the third quarter 2025 compared to free cash flow of $93 million in the prior year period.

•	Regular quarterly dividend reset to $0.0875 per share, a decrease of 65% versus the prior dividend. This represents an annual dividend payout of $0.35 per share.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2025	2024	2025	2024
Revenues	$1,460	$1,540	$4,328	$4,584

Net loss attributable to Huntsman Corporation	$(25)	$(33)	$(188)	$(48)
Adjusted net (loss) income(1)	$(5)	$17	$(58)	$30

Diluted loss per share	$(0.14)	$(0.19)	$(1.09)	$(0.28)
Adjusted diluted (loss) income per share(1)	$(0.03)	$0.10	$(0.34)	$0.17

Adjusted EBITDA(1)	$94	$131	$240	$343

Net cash provided by operating activities from continuing operations	$200	$134	$221	$126
Free cash flow from continuing operations(2)	$157	$93	$105	$(7)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2025 results with revenues of $1,460 million, net loss attributable to Huntsman of $25 million, adjusted net loss attributable to Huntsman of $5 million and adjusted EBITDA of $94 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“As we expected, third quarter fundamentals remained consistent with the first half of the year. Volumes improved compared to the prior year while pricing in some parts of the portfolio remained under pressure. Cash generation and cost control remain top priorities for our Company. Our current restructuring programs, that will likely exceed $100 million in savings, remain on track and are expected to be completed in 2026. Additionally, our cash generation over the past year has been strong despite lower levels of profitability, reflecting quick actions taken on working capital and capital expenditure control in an ever-challenging environment. After thorough deliberation, and reflecting the global economic conditions of our industry, our Board decided to reset the regular dividend to 35 cents a share annually, a reduction of 65%. The adjusted dividend payout will allow us to preserve our financial flexibility as we continue to navigate this extended cyclical trough, while also allowing the Company to keep a balanced capital allocation program including a competitive regular dividend. We would anticipate returning to a higher dividend payout as soon as conditions warrant."

Segment Analysis for 3Q25 Compared to 3Q24

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2025 compared to the same period of 2024 was primarily due to lower average selling prices, partially offset by higher sales volumes. MDI average selling prices decreased primarily due to less favorable supply and demand dynamics. Sales volumes increased primarily in the Americas and Asia regions. The decrease in segment adjusted EBITDA was primarily due to the impacts of lower average selling prices, inventory reductions and lower equity earnings from our minority-owned joint venture in China, partially offset by higher sales volumes, lower raw material costs and cost savings achieved from our cost optimization program.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2025 compared to the same period of 2024 was primarily due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to the closure of our Moers, Germany maleic anhydride facility and overall softening market conditions. Average selling prices decreased primarily due to competitive pressures. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and margins.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended September 30, 2025 compared to the same period of 2024 was primarily due to higher average selling prices. Average selling prices increased primarily due to the positive impact of major foreign currency exchange rate movements against the U.S. dollar. Sales volumes were essentially unchanged from the same period in 2024. Segment adjusted EBITDA was slightly lower primarily due to an unfavorable impact from inventory reductions.

Liquidity and Capital Resources

During the three months ended September 30, 2025, our free cash flow from continuing operations was $157 million as compared to $93 million in the same period of 2024. As of September 30, 2025, we had approximately $1.4 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2025, we spent $43 million on capital expenditures from continuing operations as compared to $41 million in the same period of 2024. During 2025, we expect to spend between approximately $170 million to $180 million on capital expenditures.

Income Taxes

In the third quarter of 2025, our effective tax rate was -43% and our adjusted effective tax rate was 40%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2025 financial results on Friday, November 7, 2025, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=FbX1HK73

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2025, a member of management is expected to present at:

Seaport’s Chemical Cornucopia Conference, November 19, 2025

Citi’s 2025 Basic Materials Conference, December 2, 2025

Bank of America High Yield Conference, December 3, 2025

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 -- Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2025	2024	2025	2024
Revenues	$1,460	$1,540	$4,328	$4,584
Cost of goods sold	1,256	1,306	3,741	3,906
Gross profit	204	234	587	678
Operating expenses:
Selling, general and administrative	163	153	489	505
Research and development	29	27	94	91
Restructuring, impairment and plant closing costs	12	5	137	20
Gain on acquisition of assets, net	-	-	(5)	(51)
Prepaid asset write-off	-	-	-	71
Income associated with litigation matter, net	-	-	(33)	-
Other operating (income) expense, net	(6)	7	(23)	4
Total operating expenses	198	192	659	640
Operating income (loss)	6	42	(72)	38
Interest expense, net	(20)	(21)	(60)	(60)
Equity in income of investment in unconsolidated affiliates	1	5	-	42
Other income, net	6	8	13	22
(Loss) income from continuing operations before income taxes	(7)	34	(119)	42
Income tax expense	(3)	(39)	(25)	(32)
(Loss) income from continuing operations	(10)	(5)	(144)	10
Income from discontinued operations, net of tax	(1)	(12)	(1)	(12)
Net loss	(11)	(17)	(145)	(2)
Net income attributable to noncontrolling interests	(14)	(16)	(43)	(46)
Net loss attributable to Huntsman Corporation	$(25)	$(33)	$(188)	$(48)

Adjusted EBITDA(1)	$94	$131	$240	$343
Adjusted net (loss) income (1)	$(5)	$17	$(58)	$30

Basic loss per share	$(0.14)	$(0.19)	$(1.09)	$(0.28)
Diluted loss per share	$(0.14)	$(0.19)	$(1.09)	$(0.28)
Adjusted diluted (loss) income per share(1)	$(0.03)	$0.10	$(0.34)	$0.17

Common share information:
Basic weighted average shares	173	172	173	172
Diluted weighted average shares	173	172	173	172
Diluted shares for adjusted diluted (loss) income per share	173	173	173	173

See end of press release for footnote explanations.

Table 2 -- Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		(Worse) /	September 30,		(Worse) /
In millions	2025	2024	better	2025	2024	better
Segment revenues:
Polyurethanes	$956	$1,003	(5)%	$2,800	$2,930	(4)%
Performance Products	246	280	(12)%	773	870	(11)%
Advanced Materials	265	261	2%	778	801	(3)%
Total reportable segments' revenues	1,467	1,544	(5)%	4,351	4,601	(5)%

Intersegment eliminations	(7)	(4)	n/m	(23)	(17)	n/m

Total revenues	$1,460	$1,540	(5)%	$4,328	$4,584	(6)%

Segment adjusted EBITDA(1):
Polyurethanes	$48	$76	(37)%	$121	$195	(38)%
Performance Products	29	42	(31)%	91	130	(30)%
Advanced Materials	44	47	(6)%	125	142	(12)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 -- Factors Impacting Sales Revenue

	Three months ended
	September 30, 2025 vs. 2024
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	(10)%	1%	4%	(5)%

Performance Products	(2)%	0%	(10)%	(12)%

Advanced Materials	(1)%	2%	1%	2%

Combined segments	(7)%	1%	1%	(5)%

	Nine months ended
	September 30, 2025 vs. 2024
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	(5)%	0%	1%	(4)%
		%
Performance Products	1%	0%	(12)%	(11)%

Advanced Materials	(3)%	0%	0%	(3)%

Combined segments	(4)%	0%	(2)%	(6)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 -- Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income tax		Net (loss)		Diluted (loss) income
	EBITDA		and other expense		income		per share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2025	2024	2025	2024	2025	2024	2025	2024
Net loss	$(11)	$(17)			$(11)	$(17)	$(0.06)	$(0.10)
Net income attributable to noncontrolling interests	(14)	(16)			(14)	(16)	(0.08)	(0.09)
Net loss attributable to Huntsman Corporation	(25)	(33)			(25)	(33)	(0.14)	(0.19)
Interest expense, net from continuing operations	20	21
Income tax expense from continuing operations	3	39	$(3)	$(39)
Depreciation and amortization from continuing operations	73	70
Business acquisition and integration expenses and purchase accounting inventory adjustments	-	-	-	1	-	1	-	0.01
Income tax settlement related to U.S. Tax Reform Act	-	-	-	5	-	5	-	0.03
EBITDA / Loss from discontinued operations	1	12	N/A	N/A	1	12	0.01	0.07
Loss on sale of business/assets	2	1	-	3	2	4	0.01	0.02
Fair value adjustments to Venator investment, net and other tax matter adjustments	-	(5)	-	-	-	(5)	-	(0.03)
Certain legal and other settlements and related expenses, net	-	11	-	2	-	13	-	0.08
Amortization of pension and postretirement actuarial losses	8	9	(2)	2	6	11	0.03	0.06
Restructuring, impairment and plant closing and transition costs	12	6	(1)	3	11	9	0.06	0.05

Adjusted(1)	$94	$131	$(6)	$(23)	(5)	17	$(0.03)	$0.10

Adjusted income tax expense(1)					6	23
Net income attributable to noncontrolling interests					14	16

Adjusted pre-tax income (1)					$15	$56

Adjusted effective tax rate(3)					40%	41%

Effective tax rate					(43%)	115%

			Income tax		Net (loss)		Diluted (loss) income
	EBITDA		and other expense		income		per share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2025	2024	2025	2024	2025	2024	2025	2024
Net loss	$(145)	$(2)			$(145)	$(2)	$(0.84)	$(0.01)
Net income attributable to noncontrolling interests	(43)	(46)			(43)	(46)	(0.25)	(0.27)
Net loss attributable to Huntsman Corporation	(188)	(48)			(188)	(48)	(1.09)	(0.28)
Interest expense, net from continuing operations	60	60
Income tax expense from continuing operations	25	32	$(25)	$(32)
Income tax expense (benefit) from discontinued operations(3)	1	(8)
Depreciation and amortization from continuing operations	214	214
Business acquisition and integration (gain) expenses and purchase accounting inventory adjustments	(5)	21	-	(16)	(5)	5	(0.03)	0.03
Income tax settlement related to U.S. Tax Reform Act	-	-	-	5	-	5	-	0.03
EBITDA / Loss from discontinued operations(3)	-	20	N/A	N/A	1	12	0.01	0.07
Establishment of significant deferred tax asset valuation allowances, net	-	-	1	-	1	-	0.01	-
Loss on sale of business/assets	2	1	-	3	2	4	0.01	0.02
Fair value adjustments to Venator investment, net and other tax matter adjustments	-	(12)	-	2	-	(10)	-	(0.06)
Certain legal and other settlements and related (income) expenses, net	(32)	13	7	1	(25)	14	(0.14)	0.08
Amortization of pension and postretirement actuarial losses	22	25	(4)	1	18	26	0.10	0.15
Restructuring, impairment and plant closing and transition costs	141	25	(3)	(3)	138	22	0.80	0.13

Adjusted(1)	$240	$343	$(24)	$(39)	(58)	30	$(0.34)	$0.17

Adjusted income tax expense(1)					24	39
Net income attributable to noncontrolling interests					43	46

Adjusted pre-tax income(1)					$9	$115

Adjusted effective tax rate(4)					267%	34%

Effective tax rate					(21%)	76%

N/M = not meaningful

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Balance Sheets

	September 30,	December 31,
In millions	2025	2024
Cash	$468	$340
Accounts and notes receivable, net	768	725
Inventories	836	917
Prepaid expenses	57	114
Other current assets	53	29
Property, plant and equipment, net	2,475	2,493
Other noncurrent assets	2,425	2,496

Total assets	$7,082	$7,114

Accounts payable	$688	$770
Other current liabilities	535	470
Current portion of debt	378	325
Long-term debt	1,630	1,510
Other noncurrent liabilities	850	876
Huntsman Corporation stockholders’ equity	2,766	2,959
Noncontrolling interests in subsidiaries	235	204

Total liabilities and equity	$7,082	$7,114

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2025	2024
Debt:
Revolving credit facility	$366	$-
Senior notes	1,488	1,799
Accounts receivable programs	124	-
Variable interest entities	9	16
Other debt	21	20

Total debt - excluding affiliates	2,008	1,835

Total cash	468	340

Net debt - excluding affiliates(4)	$1,540	$1,495

See end of press release for footnote explanations.

Table 7 – Summarized Statements of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2025	2024	2025	2024
Total cash at beginning of period	$399	$335	$340	$540

Net cash provided by operating activities from continuing operations	200	134	221	126
Net cash used in operating activities from discontinued operations	(4)	(5)	(8)	(16)
Net cash used in investing activities	(42)	(7)	(74)	(87)
Net cash used in financing activities	(83)	(129)	(14)	(231)
Effect of exchange rate changes on cash	(2)	2	3	(2)

Total cash at end of period	$468	$330	$468	$330

Free cash flow from continuing operations(2):
Net cash provided by operating activities from continuing operations	$200	$134	$221	$126
Capital expenditures	(43)	(41)	(116)	(133)

Free cash flow from continuing operations(2)	$157	$93	$105	$(7)

Supplemental cash flow information:
Cash paid for interest	$(5)	$(14)	$(49)	$(55)
Cash paid for income taxes	(18)	(16)	(79)	(60)
Cash paid for restructuring and integration	(7)	(3)	(18)	(26)
Cash paid for pensions	(9)	(9)	(25)	(26)
Depreciation and amortization from continuing operations	73	70	214	214

Change in primary working capital:
Accounts and notes receivable	$37	$58	$(26)	$(72)
Inventories	55	(66)	114	(137)
Accounts payable	(9)	(1)	(103)	21
Total change in primary working capital	$83	$(9)	$(15)	$(188)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, net, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	We believe free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate. Management internally uses free cash flow measure to: (a) evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

(4)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2024 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,300 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, high energy costs in Europe, inflation and high capital costs, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.